CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Lattice Strategies Trust of our report dated November 22, 2022, relating to the financial statements and financial highlights, which appears in the Annual Report of Hartford Longevity Economy ETF, Hartford Multifactor Developed Markets (ex-US) ETF, Hartford Multifactor Diversified International ETF, Hartford Multifactor Emerging Markets ETF, Hartford Multifactor Small Cap ETF and Hartford Multifactor US Equity ETF on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 26, 2023